Exhibit 99.1

PETROHAWK ANNOUNCES FIRST QUARTER 2009 FINANCIAL RESULTS

Production Target Raised to 44% Year Over Year Growth

Capital Budget Raised to Accommodate Increased Drilling Activity,

Haynesville Shale Infrastructure Expansion

HOUSTON—May 6, 2009—Petrohawk Energy Corporation (“Petrohawk” or the “Company”) (NYSE:HK) today announced its first quarter 2009 financial results, which included an increase in 2009 production guidance and an increase in the Company’s 2009 capital budget to $1.3 billion.

Petrohawk’s production for the first quarter averaged 412 million cubic feet equivalent per day (Mmcfe/d), a 14% increase over fourth quarter 2008 and a 58% increase over the same period one year ago. Total production for the first quarter was 37.1 billion cubic feet of natural gas equivalent (Bcfe), 93% of which was natural gas.

For the quarter, the Company generated revenues of $263 million and cash flow from operations before changes in working capital (cash flow from operations, a non-GAAP measure) of $142 million, or $0.55 per fully diluted common share. After adjusting for selected items, net income for the quarter was $0.02 per fully diluted common share, or $12 million after tax, versus $29 million, or $0.15 per fully diluted common share one year ago (see Selected Item Review and Reconciliation table for additional information). Selected items for the first quarter include a $101 million non-cash derivative gain on the Company’s long-term derivative position, plus a $1.7 billion full cost ceiling impairment, both items due to the accounting effect of lower commodity prices, and stated before any income tax adjustment for such items. Before excluding selected items, a $1 billion net loss, or $3.87 per fully diluted common share, was reported for the quarter.

Lease operating costs continue to decrease on a per unit basis. Petrohawk reported lease operating expense for the quarter of $0.44 per Mcfe, a 6% decrease over 2008 average per unit lease operating expense. An increase in gathering and transportation expense was impacted by a one-time adjustment, and the Company expects this item will be within stated guidance of between $0.40 and $0.48 per Mcfe for the full year. Cash costs (including lease operating, gathering and transportation, production taxes, workover, general and administrative, and interest expense) were $3.30 per Mcfe for the quarter, unchanged versus fourth quarter 2008.

During the first quarter, Petrohawk gained $2.28 per Mcf from hedging, bringing realized natural gas prices to $6.64 per Mcf. The Company also gained $5.51 per barrel from its hedging program during the quarter, bringing realized oil prices to $43.61 per barrel. Before the effect of hedges, Petrohawk realized 89% of NYMEX for its natural gas production and 88% of NYMEX for oil. Natural gas realizations were adversely affected by delays in completion of a third-party pipeline in the Fayetteville Shale.

At the end of the first quarter, Petrohawk had approximately $1.2 billion in liquidity, including $285 million of cash and marketable securities and $950 million in revolver capacity. During the three months ended March 31, 2009, the Company expended $391 million on drilling, completions, seismic, land and infrastructure.

Petrohawk’s 2009 capital budget, exclusive of acquisitions, has been increased to $1.3 billion. The revised budget will focus on two primary initiatives: 1) an increase in the operated rig count in the Haynesville Shale to 16 by year end 2009, providing the Company the ability to secure more leasehold during a year in which its production is substantially hedged; and 2) increased drilling activities of other operators, primarily in the Fayetteville Shale; and 3) infrastructure expansion in the Haynesville Shale, based on successful drilling in new areas. Gathering pipeline and facilities planned for construction in the Haynesville Shale during 2009 are now approximately 150 miles.

Based on its increased capital budget and the positive performance of its drilling operations year to date, Petrohawk is increasing its previously stated guidance for 2009 average daily production to between 435 and 445 Mmcfe/d, a 44% increase over 2008. Second quarter 2009 production is now expected to average between 425 and 435 Mmcfe/d.

“Our operations are going extremely well, gaining efficiencies, displaying healthy margins, and contributing to a reinvestment profile that better positions Petrohawk for an economic upturn. Our production growth, cash flow, expenditures and hedging are in relative balance, allowing our Company to forge ahead with our stake in several important U.S. shale plays,” said Floyd C. Wilson, Chairman, President and Chief Executive Officer. “Homegrown American natural gas is clearly part of the answer for a healthier environment and reduced dependence on foreign energy sources. Petrohawk intends to be in the vanguard of this movement.”

Petrohawk Earnings Conference Call and Webcast

Petrohawk will host a conference call today, May 6, 2009 at 9:30 a.m. CDT (10:30 a.m. EDT) to discuss first quarter 2009 financial and operating results. To access, dial 800-644-8607 five to ten minutes before the call begins. Please reference Petrohawk Energy Conference ID 95924536. International callers may also participate by dialing 706-679-8184. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until May 20, 2009. To access the replay, please dial 800-642-1687 and reference conference ID 95924536. International callers may listen to a playback by dialing 706-645-9291. In addition, the call will be webcast live on Petrohawk’s website at http://www.petrohawk.com. A replay of the call will be available at that site through May 20, 2009.

Petrohawk Energy Corporation is an independent energy company engaged in the acquisition, production, exploration and development of natural gas and oil with properties concentrated in North Louisiana, Arkansas, South Texas, East Texas, Oklahoma and the Permian basin.

For more information contact Joan Dunlap, Vice President—Investor Relations, at 832-204-2737 or jdunlap@petrohawk.com. For additional information about Petrohawk, please visit our website at www.petrohawk.com.

Additional Information for Investors

This press release contains forward-looking information regarding Petrohawk that is intended to be covered by the safe harbor “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995, based on Petrohawk’s current expectations and forward-looking statements include statements regarding estimates of future production, capital expenditures and results of operations, and other statements reflecting expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as “expects”, “anticipates”, “plans”, “estimates”, “potential”, “possible”, “probable”, or “intends”, or stating that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved). Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those reflected in these statements. These risks include, but are not limited to: the risks of the oil and gas industry (for example, operational risks in exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; health, safety and environmental risks and risks related to weather such as hurricanes and other natural disasters); uncertainties as to the availability and cost of financing; fluctuations in oil and gas prices; risks associated with derivative positions; inability of our management team to execute its plans to meet its goals, shortages of drilling equipment, oil field personnel and services, unavailability of gathering systems, pipelines and processing facilities and the possibility that government policies may change or governmental approvals may be delayed or withheld. Additional information on these and other factors which could affect Petrohawk’s operations or financial results are included in Petrohawk’s reports on file with the SEC. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the expectations in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Petrohawk does not assume any obligation to update forward-looking statements should circumstances or management’s estimates or opinions change.

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PETROHAWK ENERGY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2009	2008
Operating revenues:
Oil and natural gas	$173,762	$214,938
Marketing	89,693	—

Total operating revenues	263,455	214,938

Operating expenses:
Marketing	84,844	—
Production:
Lease operating	16,411	12,394
Workover and other	723	537
Taxes other than income	12,180	10,964
Gathering, transportation and other	20,494	9,523
General and administrative:
General and administrative	16,829	13,556
Stock-based compensation	2,810	2,598
Depletion, depreciation and amortization	114,256	83,127
Full cost ceiling impairment	1,732,486	—

Total operating expenses	2,001,033	132,699

(Loss) income from operations	(1,737,578)	82,239
Other income (expenses):
Net gain (loss) on derivative contracts	181,922	(142,741)
Interest expense and other	(56,068)	(27,537)

Total other income (expenses)	125,854	(170,278)

Loss before income taxes	(1,611,724)	(88,039)
Income tax benefit	611,971	32,427

Net loss available to common stockholders	$(999,753)	$(55,612)

Net loss per share of common stock:
Basic	$(3.87)	$(0.30)

Diluted	$(3.87)	$(0.30)

Weighted average shares outstanding:
Basic	258,055	183,629

Diluted	258,055	183,629

PETROHAWK ENERGY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands)

	March 31, 2009	December 31, 2008
Assets:
Current assets	$818,657	$648,432
Net oil and natural gas properties	3,555,696	5,071,287
Other noncurrent assets	1,536,547	1,187,610

Total assets	$5,910,900	$6,907,329

Liabilities and stockholders’ equity:
Current liabilities	$692,367	$726,312
Long-term debt	2,402,940	2,283,874
Other noncurrent liabilities	32,550	492,233
Stockholders’ equity	2,783,043	3,404,910

Total liabilities and stockholders’ equity	$5,910,900	$6,907,329

PETROHAWK ENERGY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	Three Months Ended March 31,
	2009	2008
Cash flows from operating activities:
Net loss	$(999,753)	$(55,612)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depletion, depreciation and amortization	114,256	83,127
Full cost ceiling impairment	1,732,486	—
Income tax benefit	(611,971)	(32,427)
Stock-based compensation	2,810	2,598
Net unrealized (gain) loss on derivative contracts	(100,765)	137,515
Other	4,921	(1,465)

Cash flow from operations before changes in working capital	141,984	133,736
Changes in working capital	14,374	(72,551)

Net cash provided by operating activities	156,358	61,185

Cash flows from investing activities:
Oil and natural gas capital expenditures	(390,674)	(578,711)
Marketable securities purchased	(604,045)	—
Marketable securities redeemed	444,016	—
Decrease in restricted cash	—	269,837
Other operating property and equipment expenditures	(69,709)	(14,438)

Net cash used in investing activities	(620,412)	(323,312)

Cash flows from financing activities:
Proceeds from exercise of options and warrants	657	6,307
Proceeds from issuance of common stock	385,000	310,500
Offering costs	(8,988)	(13,792)
Proceeds from borrowings	619,674	380,000
Repayment of borrowings	(524,324)	(415,000)
Debt issue costs	(13,154)	—
Other	—	(501)

Net cash provided by financing activities	458,865	267,514

Net (decrease) increase in cash	(5,189)	5,387
Cash at beginning of period	6,883	1,812

Cash at end of period	$1,694	$7,199

PETROHAWK ENERGY CORPORATION

SELECTED OPERATING DATA (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2009	2008
Production:
Natural gas - Mmcf	34,591	21,523
Crude oil - MBbl	414	365
Natural gas equivalent - Mmcfe	37,075	23,713
Daily production - Mmcfe	412	261

Average price per unit:
Realized oil price - as reported	$38.10	$94.86
Realized impact of derivatives	5.51	(18.59)

Net realized oil price (Bbl)	$43.61	$76.27

Realized gas price - as reported	4.36	8.34
Realized impact of derivatives	2.28	0.07

Net realized gas price (Mcf)	$6.64	$8.41

Cash flow from operations (1)	141,984	133,736
Cash flow from operations - per share (diluted)	0.55	0.72

Average cost per Mcfe:
Production:
Lease operating	0.44	0.52
Workover and other	0.02	0.02
Taxes other than income	0.33	0.46
Gathering, transportation and other	0.55	0.40
General and administrative:
General and administrative	0.45	0.57
Stock-based compensation	0.08	0.11
Depletion	3.00	3.46

(1)

Represents cash flow from operations before changes in working capital. See the Consolidated Statements of Cash Flows for a reconciliation from this non-GAAP financial measure to the most comparable GAAP financial measure.

PETROHAWK ENERGY CORPORATION

SELECTED ITEM REVIEW AND RECONCILIATION (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2009	2008
Unrealized (gain) loss on derivatives:(1)
Natural gas	$(102,156)	$133,035
Crude oil	1,391	3,637
Interest	—	843

Total mark-to-market noncash charge	(100,765)	137,515
Full cost ceiling impairment	1,732,486	—
Expense of deferred financing costs(2)	911	—

Total selected items, before tax	1,632,632	137,515
Income tax effect of selected items	(620,890)	(52,985)

Selected items, net of tax	1,011,742	84,530
Net loss available to common stockholders, as reported	(999,753)	(55,612)

Net income available to common stockholders, excluding selected items	$11,989	$28,918

Basic net loss per share of common stock, as reported	$(3.87)	$(0.30)
Impact of selected items	3.92	0.46

Basic net income per share of common stock, excluding selected items	$0.05	$0.16

Diluted net loss per share of common stock, as reported	$(3.87)	$(0.30)
Impact of selected items	3.89	0.45

Diluted net income per share of common stock, excluding selected items	$0.02	$0.15

(1)	Represents the unrealized (gain) loss associated with the mark-to-market valuation of outstanding derivative positions at March 31, 2009 and 2008.
(2)	Represents non-cash charges related to the write-off of debt issue costs in conjunction with decreases in the Company's borrowing base under its senior revolving credit facility.